Exhibit 10.24

Date: 30th October 2024

ELMET TECHNOLOGIES LLC

1560 Lisbon St.,

Lewiston, ME 04240,

United States of America

Attn: Peter Anania, President

Re: Side Letter concerning the Agreement for the sale of Tungsten Concentrate in the form of Scheelite to Elmet Technologies LLC.

Dear Sir,

1.	We refer to the Supply and Purchase Agreement dated on or near date hereof between EQ Resources LTD (EQR) and Elmet Technologies LLC (Elmet) (the “Agreement”). EQ Resources LTD and Elmet Technologies LLC shall be collectively referred to as “Parties” and individually as “Party” hereinafter.

2.	Capitalized terms contained in this Side Letter and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.	This Side Letter sets out several prerequisites required for realizing the performance of the contractual obligations provided for in the Agreement, as follows:

a.	In order for the Agreement to come into effect Elmet must enter into one or more agreements with Masan Tungsten LLC (“Masan”) by which Elmet agrees to sell the Product to Masan and Masan agrees to process the Product and sell Elmet a corresponding amount of Blue Tungsten Oxide (the “Processing Agreements”).

b.	The Processing Agreements must be executed, in effect and enforceable on or before December 1, 2024.

c.	In the event the Processing Agreements are not in effect as of December 1, 2024 Elmet’s initial [**] deposit with EQR shall be treated as a deposit against the delivery of an equivalent amount of Product to Elmet and shall not be used as a offset against future deliveries under the Agreement, but shall be credited immediately against Purchase Orders which Elmet intends to place with EQR.

d.	In the event Elmet is unable to come to mutually agreed Processing Agreements with Masan by December 1, 2024 the Prepayment Provisions set forth in Section 11 of the Agreement shall be suspended until such time as (1) Elmet has entered into Processing Agreements with Masan; (2) located another processor and enters into a mutually agreed processing agreements with another vendor; or (3) Elmet terminates the Agreement pursuant to Sections 12 (paragraph 3) and request return of its remaining Prepayment balance on account with EQR.

4.	This Side Letter is intended to modify the Agreement pursuant to Section 29 of the Agreement. This Side Letter becomes effective on the date set forth above and may be executed in counterparts. Each counterpart constitutes the agreement of the Party who has executed and delivered that counterpart.

5.	This agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware, USA, without giving effect to its conflict of law principles.

6.	Any dispute which arising out of or in connection with this Side Letter or the Agreement shall be submitted to the American Arbitration Association for final settlement in accordance with AAA International Dispute Resolution Procedures Rules of Arbitration, as such rules may be amended by agreement of the parties, by a tribunal consisting of a sole arbitrator in the English language. The place of arbitration shall be held in New York, New York USA unless otherwise agreed by the Parties. The award of the arbitrator shall be final and binding on both parties. Notwithstanding the foregoing, each Party shall have the right to seek injunctive relief before any court or authority having competent jurisdiction.

Yours faithfully,

/s/ Oliver Kleinhempel
Name:	Oliver Kleinhempel
Title:	Chairman
For and on behalf of EQ Resources LTD

ACKNOWLEDGED and ACCEPTED by ELMET TECHNOLOGIES LLC.

/s/ Peter V. Anania
Name:	Peter V. Anania
Title:	President